Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4/A of Security Bank Corporation of our report, dated January 14, 2005, relating to our audits of the consolidated financial statements of Neighbors Bancshares, Inc. and subsidiary for the years ended December 31, 2004 and 2003, appearing in the Proxy Statement-Prospectus, which is a part of this Registration statement. We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement-Prospectus, which is a part of this Registration Statement.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

January 31, 2006